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EXHIBIT 10.1

SEPARATION AGREEMENT

        THIS SEPARATION AGREEMENT (this "Agreement"), is made between Stephen D. Roath ("Roath") and Longs Drug Stores Corporation and Longs Drug Stores California, Inc. (collectively, "Longs" or the "Company") and shall become effective upon the Effective Date set forth in paragraph 18.

RECITALS

        WHEREAS, Roath is an employee and employed by Longs from his hiring date of June 14, 1964 to the present.

        WHEREAS, Longs recognizes Roath's many contributions to the corporation and desires to enter into this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises, covenants and representations set forth below and other good and valuable consideration, the parties agree as follows:

        1.    Relinquishment of Positions.    Roath has resigned effective February 26, 2002 from his positions of President and Chief Executive Officer, and as a director of Longs Drug Stores Corporation. Roath has also resigned effective February 26, 2002 from his positions of President and Chief Executive Officer, and as a director of Longs Drug Stores California, Inc.

        2.    Earned Salary and Bonus.    Roath will be paid his earned salary and accrued vacation through February 26, 2002. Roath will be paid his fourth quarter fiscal year 2002 bonus on March 15, 2002.

        3.    Payment of Good and Valuable Consideration.    In consideration of Roath's acceptance of this Agreement and the release contained herein, Longs will provide the following:

          (a)  Roath shall be paid one million three hundred thirty-seven thousand dollars ($1,337,000) on the date that is three (3) days after the Effective Date.

          (b)  Roath shall be paid an amount per month equal to five hundred dollars ($500) during the period he is eligible for COBRA continuation coverage. If at the time Roath is no longer eligible to receive continuation coverage under COBRA, Roath does not have alternative coverage under a subsequent employer, the Company agrees to pay him an amount equal to seven hundred fifty dollars ($750) per month until the earlier of (i) the date he secures such coverage from a subsequent employer and (ii) March 4, 2006.

          (c)  Roath's option to purchase 30,000 shares of Longs Drug Stores Corporation which was granted to him on November 8, 2000 shall continue to vest until February 26, 2004 to the extent provided in such option.

          (d)  Any tax obligations of Roath and tax liability therefor, including any penalties and interest based upon such tax obligation, that arises from the benefits and payments made to him under this Agreement shall be Roath's responsibility and liability. Longs will report each payment provided for in this Section 3 on form W-2 for the tax year in which the payment was made.

        4.    No Other Benefits; No Admission of Liability.    Roath acknowledges that except as specifically set forth in Sections 2 and 3, Roath shall not be entitled to any other payments or benefits after February 26, 2002. Roath also acknowledges that the Agreement for Termination Benefits in the Event of a Change in Control entered into between Roath and Longs Drug Stores California, Inc. shall terminate as of February 26, 2002. Notwithstanding the foregoing, in the event there is a "Change in Control" of Longs as described in such agreement, the payments set forth in Section 3(a) and 3(b) of this Agreement that remain unpaid shall be payable within thirty (30) days following such Change in Control. It is understood and agreed that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Longs or Roath.

        5.    Indemnification Against Claims.    To the fullest extent provided by law, Longs agrees to indemnify and hold Roath harmless from any liability, claim, demand, cost, expense and attorneys' fees incurred by him as a result of any actions or omissions by him in the course of his employment by the Company or as a director of the Company.

        6.    Confidentiality and Non-Disclosure.

          (a)  Unless required or otherwise permitted by law, Roath agrees to keep confidential and shall not disclose to others, including present or former Longs employees, any information described below:

    (i)
    Longs' "Confidential Information". As used in this Agreement, "Confidential Information" includes, but is not limited to the following: (a) weekly sales and wage data, (b) profitability data, (c) financial planning and forecasting data, (d) sales reports, including pharmacy prescription and sales volume, (e) individual store and collective gross profit information, (f) expense data, (g) return-on-investment data, (h) return-on-asset data, (i) bonus plans and reports, (j) warehouse distribution costs, (k) information regarding Longs' NonStop Solutions project and related data, (l) cost-benefit analysis regarding pharmacy distribution, (m) Longs' PRO program, (n) store and pharmacy inventory data, (o) pharmacy purchase data, (p) information regarding pharmacy automated dispensing system(s) and robotic technology, (q) corporate strategic planning information, (r) pharmacy prescription processing system, (s) computer programs and know how, (t) business and marketing plans and strategies, and (u) unpublished financial statements, budgets, projections, prices, costs and customer lists whether developed before or after the Effective Date;

    (ii)
    Longs' "Trade secrets", as defined under the Uniform Trade Secrets Act, California Civil Code section 3426.1;

    (iii)
    Any information that affords Longs a competitive advantage in the retail industry;

    (iv)
    Longs' proprietary information including but not limited to, supplier lists, product marketing or any other information obtained during his employment with Longs; and

    (v)
    Information with respect to acquisitions and mergers or sales or other dispositions of businesses or material assets by, of or with Longs.

          (b)  The provisions of this Section 6 shall not apply to (i) information which is generally known within the industry or in the public domain prior to the Effective Date, (ii) information which, not as a result of the disclosure by Roath, becomes part of the public domain, (iii) information which is available as a matter of public record and (d) information which is hereafter lawfully disclosed to Roath by a third party (other than any employees or agents of Longs).

          (c)  The non-disclosure obligations of this Section 6 shall not apply to disclosures made by Roath in response to any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal process ("legally compelled disclosure") provided that Roath complies with the conditions of this Section 6(c). In the event that Roath is requested or becomes subject to make a legally compelled disclosure of any of the Confidential Information, Roath shall first provide Longs with prompt prior written notice of such requirement so that Longs may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 6.

          (d)  Roath agrees that on or before the Effective Date, he shall turn over to Longs all Company confidential files, records, and other documents. In addition, Roath shall return all property in his possession owned by Longs.

        7.    Non-Disparagement.    Both Roath and Longs, through its directors and officers, agree not to make any unfavorable or disparaging remarks about the other to third parties. However, Roath acknowledges and agrees that the Company's non-disparagement obligation pursuant to this Agreement shall extend solely to the actions of Longs' directors and officers. For this purpose, "Officers" is defined as those persons identified by the Board of Directors as subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

        8.    Cooperation.    Roath agrees to cooperate with Longs, its attorneys or experts retained by Longs or its attorneys in connection with any litigation matters involving Longs that are pending on the Effective Date or that may arise thereafter regarding events prior to the Effective Date. The Company shall reimburse Roath for all reasonable expenses incurred in connection with such cooperation and, if such cooperation is required after the date that is two (2) years after the Effective Date, the Company shall also compensate Roath for time reasonably spent in connection with such cooperation at an hourly rate equivalent to his salary in effect at the time of his resignation.

        9.    No Other Claims.    Roath represents and warrants that he has not filed against Longs or any of its representatives, any claim, complaint, charge or suit with any federal, state or other agency, court, board, office or other forum or entity, including without limitation, any application for workers' compensation benefits. Roath agrees that he will not, at any time hereafter, file any such claim, complaint, charge or suit based upon circumstances arising before the Effective Date, other than a claim arising from a breach by the Company of this Agreement (which shall be subject to Section 11), and if any agency, court, board, office, forum or other entity assumes jurisdiction of any such claim, complaint, charge or suit, he will request such entity to withdraw from the matter. A breach of this Section 9 shall entitle Longs to damages as provided by law and shall relieve Longs of all obligations to Roath as provided in this Agreement.

        10.    General Release.

          (a)  Roath, on behalf of himself and his heirs, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Longs and its affiliates and all of its and their stockholders, directors, officers, employees, representatives, successors, assigns, agents and attorneys from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of whatever kind or nature, known or unknown, suspected or unsuspected, joint or several ("Claims"), which Roath has had or may hereafter claim to have had, against Longs by reason of any matter, act, omission, cause or event whatever that has occurred up to and including the Effective Date other than those obligations set forth in this Agreement. This release and waiver of Claims specifically includes, without limitation: (i) all Claims arising from or relating in any way to any act or failure to act by any employee, officer or director of Longs, (ii) all Claims arising from or relating in any way to the employment relationship of Roath with Longs and/or the termination thereof, including any Claims which have been asserted or could have been asserted against Longs, and (iii) any and all Claims which might have been asserted by Roath in any suit, claim, or charge, for or on account of any matter or things whatsoever that has occurred up to and including the Effective Date, under any and all laws, constitutions, statutes, orders, regulations, or any other claim of right(s), including without limitation, any claim under Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended (including the amendments of the Civil Rights Act of 1991), the Employee Retirement Income

  Security Act of 1976, as amended, and the Americans with Disabilities Act, State antidiscrimination statutes and any Claim in contract or tort.

          (b)  Each of Longs Drug Store Corporation and Longs Drug Stores California, on behalf of itself and its, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Roath and his heirs, executors, administrators, successors and assigns from any and all Claims which Longs has had or may hereafter claim to have had, against Roath by reason of any matter, act, omission, cause or event whatever that has occurred up to and including the Effective Date other than the obligations set forth in this Agreement.

          (c)  For the purpose of implementing a full and complete release and discharge, each of the parties expressly acknowledges that this Agreement with the general releases set forth in this Section 10 are intended to include in their effect, without limitation, all Claims which the parties do not know or suspect to exist in their favor at the time of execution of this Agreement, and that this Agreement and such general releases contemplate the extinguishment of all such Claims. Each of the parties expressly waives and relinquishes all rights and benefits he or it may have under Section 1542 of the California Civil Code which provides:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        11.    Arbitration and Equitable Relief.

          (a)  Longs and Roath agree that any dispute, controversy or claim between the parties arising out of or relating to this Agreement, or any breach or asserted breach thereof, shall be determined and settled exclusively by arbitration in Walnut Creek, California in accordance with the rules for dispute resolution of JAMS/ENDISPUTE. Judgment on the award may be entered in any court of competent jurisdiction, and the parties specifically reserve all rights to appeal such judgment as if it were rendered in a court-of-law.

          (b)  Provided that the complaining party has given to the other party no less than one (1) week's prior written notice of the alleged breach, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief as may be necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator. The parties hereby submit themselves to the courts of California in and for the County of Contra Costa for the purpose of enforcing this Agreement.

        12.    Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of Roath and Longs and their respective heirs, administrators, representatives, executors, successors and assigns. Roath hereby designates Jane Roath as his beneficiary under this Agreement.

        13.    Attorneys' Fees.    Each party shall bear its own costs and attorneys' fees incurred in the achieving the settlement and release of the matters set forth in this Agreement. If one party commences an action against the other to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such action or any appeal or enforcement of such action, in addition to any other relief to which that party may be entitled under this Agreement.

        14.    Voluntary Participation.    Each of the parties acknowledges that he or it has read the Agreement, and that he or it enters into this Agreement freely, voluntarily, without coercion and based on the party's own judgment and not in reliance upon any representations or promises made by the others, except those contained in this Agreement.

        15.    Method of Execution.    This Agreement may be executed in counterparts and each counterpart shall be deemed a duplicate original.

        16.    Governing Law.    This Agreement is deemed to have been made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any party.

        17.    Severability.    The provisions of this Agreement are severable and should any provision of this Agreement be declared or be determined by any arbitrator or court to be illegal or invalid, any such provision shall be stricken, and the validity of the remaining parts, terms or provisions shall not be affected.

        18.    Older Workers Benefit Protection Act.    Pursuant to the requirements of the Older Workers Benefit Protection Act, Roath has up to 21 days from February 26, 2002 to consider and sign this Agreement, although Roath may accept it at any time within those 21 days. Roath hereby acknowledges that he has consulted an attorney or been advised to consult an attorney about this Agreement. Once Roath accepts the terms of this Agreement and signs this Agreement, he has seven days to revoke his acceptance. To revoke this Agreement, Roath must send to the Secretary of Longs Drug Stores Corporation a written statement of revocation by registered mail, return receipt requested. If he does not revoke this Agreement, this Agreement shall become effective on the eighth day after he signs it (the "Effective Date").

        19.    Entire Agreement.    This Agreement sets forth the entire agreement between the parties as to the subject matter hereof and supersedes any and all prior agreements or understandings between the parties written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the party against whom enforcement of the change or modification is sought. Failure or delay on the part of either party to enforce any right, power, or privilege under this Agreement shall not be deemed to constitute a waiver thereof.

Date: February 26, 2002		/s/ STEVE ROATH Stephen D. Roath
Date: February 26, 2002		Longs Drug Stores Corporation
	By:	/s/ H. R. SOMERSET
Authorized Signatory
Date: February 26, 2002		Longs Drug Stores California, Inc.
	By:	/s/ O. D. JONES
Authorized Signatory

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SEPARATION AGREEMENT
RECITALS